UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): October 6, 2009

Zep Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-33633	26-0783366
(State or other jurisdiction of Company or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

1310 Seaboard Industrial Boulevard, Atlanta, Georgia		30318-2825
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (404) 352-1680

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On October 6, 2009, the Compensation Committee (the “Committee”) of the Board of Directors (the “Board”) of Zep Inc. (the “Company”) approved the following matters:

Amendment of Supplemental Deferred Savings Plan

The Committee approved an amendment (the “SDSP Amendment”) to the Company’s Supplemental Deferred Savings Plan (the “SDSP”), which is an unfunded, nonqualified plan under which key associates of the Company, including named executive officers (the “Named Executive Officers”), are able to defer a portion of their salary and annual incentive awards or other cash bonuses.

The SDSP Amendment modifies the SDSP by, among other things, establishing four classifications of eligible participants, with the particular eligibility criteria for each classification to be determined each plan year by the Company’s Chief Executive Officer. Under the terms of the amended SDSP, classification 1 will generally include senior executive officers, classification 2 will generally include upper level officers, with classifications 3 and 4 being comprised of mid- to senior-level management and certain other associates of the Company. The Named Executive Officers will be eligible under the SDSP to defer a portion of their eligible compensation as determined by the Committee, and, unless otherwise determined by the Committee, will be eligible to receive annual matching contributions equal to 25% of their deferrals (up to a maximum deferral percentage of 5% of compensation). In addition, any Named Executive Officer that is determined to be a classification 1 participant will be eligible to receive an annual supplemental contribution of 5% of compensation, and any Named Executive Officer that is determined to be a classification 2 participant will be eligible to receive an annual supplemental contribution of 3% of compensation, unless otherwise determined by the Committee for any SDSP Plan Year. Any matching or supplemental contributions by the Company are contingent upon the participant making deferrals throughout the plan year equal to a minimum of 1% of their base salary.

Stock Matching Program

The Committee approved a stock matching program (the “Stock Matching Program”) for certain executive officers of the Company, including Mr. Robert P. Collins, who is a Named Executive Officers (a “Stock Match Participant”). Pursuant to the Stock Matching Program, the Company will grant to each Stock Match Participant one or more restricted stock awards (the “Awards”) in an amount that is equal to the number of shares of the Company’s common stock purchased by such Stock Match Participant in the open market during a one year period beginning on October 6, 2009 and ending on October 7, 2010. Each Stock Match Participant is limited to three transactions on the open market for which he or she may receive Awards. The aggregate value of the Awards to each Stock Match Participant cannot exceed 100% of such Stock Match Participant’s annual base salary in effect on January 1, 2010. The Awards will vest in three, substantially equal annual installments beginning on the first anniversary of the grant date. For all Awards, the Company will utilize a Restricted Stock Award Agreement, the form of which was attached as Exhibit 10.4 to the Company’s Form 8-K filed with the Securities and Exchange Commission on September 8, 2009.

Management Compensation and Incentive Plan Rules for Fiscal Year 2010

The Committee adopted plan rules for annual incentive awards that may be earned by the Named Executive Officers for fiscal year 2010 under the Company’s existing Management Compensation and Incentive Plan (the “MCIP”). The plan rules for fiscal year 2010 are substantially consistent with those from fiscal year 2009, subject to the following:

Target Bonus

The Committee established the following bonus targets for the Named Executive Officers, which are stated as a percentage of salary paid:

Named Executive Officer	Bonus Target %
John K. Morgan Chairman, President and Chief Executive Officer	85%
Mark R. Bachmann Executive Vice President and Chief Financial Officer	50%
Robert P. Collins Vice President and Chief Administrative Officer	45%
Jeffrey J. Sorensen Vice President, Chief Marketing Officer	40%
C. Francis Whitaker, III Vice President, General Counsel and Secretary	45%

The target percentage of salary applied to the actual bonus earned is based upon competitive compensation information for positions of a group of peer companies from similar industries and with similar market capitalization and revenues. These peer companies are representative of the companies with whom the Company competes for business and executive talent, and generally represent the annual revenues ranging from approximately one-half to two times the Company’s annual revenue size.

Company Financial Performance Measures

For 2010, the Company financial performance measures will consist of the following:

•	fully diluted earnings per share (as calculated in accordance with GAAP);

•	EBIT margin (to be calculated as earnings before interest and taxes divided by net sales); and

•	free cash flow (to be calculated based on cash flow from operations less capital spending).

Under the plan rules for fiscal year 2010, the incentive opportunity for the Company financial performance portion of the 2010 annual incentive award will range from 0% to 600% of the target bonus opportunity, depending on the level of performance achieved for each financial goal, with each of the measures above receiving an approximately  1/3 weighting in determining the Company financial performance percentage. Achievement of performance levels is determined by the Committee following the completion of the fiscal year and amounts are subject to the application of negative discretion by the Committee.

2010 Base Salary

Based on a review conducted by the Committee’s independent compensation consultant, and consideration of the fact that certain of the Named Executive Officers have not received increases in their base salary for as many as five years, the Committee approved annual base salaries for the Company’s Named Executive Officers, effective as of January 1, 2010, as follows: $565,000 for John K. Morgan; $300,000 for Mark R. Bachmann; $235,000 for Robert P. Collins; $210,000 for Jeffrey J. Sorensen; and $190,000 for C. Francis Whitaker, III.

Fiscal Year 2009 Bonus Awards Pursuant to the MCIP

Pursuant to the plan rules that were adopted by the Committee in September 2008, the Committee approved bonus awards for the fiscal year ended August 31, 2009, payable on December 18, 2009 to the Named Executive Officers.

The Company’s achievement of certain of the pre-established performance measures earned a payout of 28.2% of the target bonus amount for each individual, without the application of negative discretion. In addition, upon assessment of the Company’s and each individual’s performance during extraordinary economic times, the Committee awarded a discretionary bonus of 20.1% of the target bonus amount for each individual. Based on the foregoing, the Committee awarded executive officer bonuses as follows:

Named Executive Officer	MCIP Bonus	Discretionary Bonus	Total Bonus Awarded
John K. Morgan	$119,850	$88,825	$208,675
Mark R. Bachman	40,885	30,317	71,202
Robert P. Collins	27,910	20,695	48,605
C. Francis Whitaker, III	22,835	16,933	39,768

Employment-Related Agreements

Upon the Committee’s October 6, 2009 approval and recommendation, the Board met and approved on October 7, 2009 amendments to certain employment-related agreements between the Company and John K. Morgan, the Company’s Chairman, President and Chief Executive Officer, which amendments primarily involve several technical legal changes and certain other changes. A description of the material changes to those employment-related agreements is set forth below.

Amendment to Amended and Restated Letter Agreement

The Board and Committee approved an amendment (the “Letter Agreement Amendment”) to the Amended and Restated Letter Agreement, by and between Mr. Morgan and the Company, dated as of July 23, 2007 (the “Letter Agreement”), in the form of the Letter Agreement Amendment, a copy which is filed herewith as Exhibit 10.1 and incorporated by reference herein. The Letter Agreement Amendment provides for, among other things: the insertion of a new Section 4.16 (with the previous Section 4.16 renumbered as Section 4.17) which specifies that Mr. Morgan will not participate in the Company’s healthcare plan and that, in lieu of such coverage, the Company will include a percentage of the Company’s “health care benefit equivalent premium” in Mr. Morgan’s annual base salary. The new Section 4.16 also provides that the Company will review Mr. Morgan’s annual base salary, including the health care benefit equivalent premium, on an annual basis.

Amendments to Change in Control Agreement

The Board and Committee approved an amendment to the Amended and Restated Change in Control Agreement, by and between Mr. Morgan and the Company, dated as of April 21, 2006 and as amended on July 23, 2007 (the “Change in Control Agreement”), in the form of Amendment No. 2 to Change in Control Agreement, a copy which is filed herewith as Exhibit 10.2 and incorporated by reference herein (the “Change in Control Agreement Amendment”). The Change in Control Agreement Amendment provides for, among other things:

a. a “change of control” for purposes of the Change in Control Agreement, to include the following events: (i) a change in ownership of the stock of the Company or ASP such that one person, or more than one person acting as a group, acquires more than 50% of the fair market value or total voting power of the stock of the Company, (ii) a change in effective control of the Company, such that one person, or more than one person acting as a group, acquires 30% or more of the total voting power of the stock of the Company or at least two-thirds of the Board is replaced by members whose appointment or election was not endorsed by two-thirds of the Board, as applicable, before the date of the appointment or election, and (iii) one person, or more than one person acting as a group, during the 12 month period ending on the date of the most recent acquisition, acquires assets of the Company or ASP which have a gross fair market value of more than 50% of the gross fair market value of all assets of the Company or ASP;

b. the Company and (except with respect to the replacement of the Board of Directors) Acuity Specialty Products, Inc. (“ASP”) as the applicable entities with respect to determining if a “change of control” has occurred under the Change in Control Agreement;

c. an amendment to Section 3.1(b)(iii) to revise the healthcare provisions provided by the Company to Mr. Morgan during the three-year period following termination of his employment to include a lump sum amount equal to the increase in (i) the average of the Company’s health care benefit equivalent premium for the five year period comprised of the fiscal year of the payment plus the previous four fiscal years, over (ii) the average of such health care benefit equivalent premium for the five fiscal year period immediately preceding the fiscal year of payment; and

d. the insertion of new Section 3.4 to clarify, consistent with the Letter Agreement, that the Company will indemnify Mr. Morgan for any income taxes, penalties or interest assessed against Mr. Morgan due to non-compliance with Section 409A.

Additionally, the Company and Mr. Morgan agreed to exercise the termination provision of the Change in Control Agreement and that the Change in Control Agreement will expire on the two-year anniversary of the date of the Change in Control Agreement Amendment.

Amendments to Severance Agreement

The Board and Committee approved an amendment to the Amended and Restated Severance Agreement, by and between Mr. Morgan and the Company, dated as of August 1, 2005 (the “Severance Agreement”), in the form of Amendment to Severance Agreement, a copy which is filed herewith as Exhibit 10.3 and incorporated by reference herein (the “Severance Agreement Amendment”). The Severance Agreement Amendment provides for, among other things, revisions to the applicable sections of the Severance Agreement Amendment consistent with those described above under “—Amendments to Change in Control Agreement.”

The foregoing descriptions of the Letter Agreement Amendment, Change in Control Agreement Amendment and Severance Agreement Amendment do not purport to be complete and are qualified in their entireties by reference to the full text of the forms of these amendments, each if which is filed as an exhibit to this Current Report on Form 8-K.

Item 8.01.	Other Matters.

On October 7, 2009, the Board declared a quarterly dividend of $0.04 per common share, payable on November 2, 2009 to stockholders of record as of October 19, 2009.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits

10.1	Amendment to Amended and Restated Letter Agreement, dated as of July 23, 2007 (Filed herewith).

10.2	Amendment No. 2 to Amended and Restated Change in Control Agreement, dated as of April 21, 2006 and as amended on July 23, 2007 (Filed herewith).

10.3	Amendment to Amended and Restated Severance Agreement, dated as of August 1, 2005 (Filed herewith).

Signatures

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Date: October 13, 2009

Zep Inc.

By:	/S/ C. FRANCIS WHITAKER, III
C. Francis Whitaker, III
Vice President, General Counsel and Secretary

EXHIBIT INDEX

Exhibit	Description

10.1	Amendment to Amended and Restated Letter Agreement, dated as of July 23, 2007 (Filed herewith).

10.2	Amendment No. 2 to Amended and Restated Change in Control Agreement, dated as of April 21, 2006 and as amended on July 23, 2007 (Filed herewith).

10.3	Amendment to Amended and Restated Severance Agreement, dated as of August 1, 2005 (Filed herewith).